Exhibit 99

ANTs Software Announces $10 Million Investment Agreement

SAN FRANCISCO--(BUSINESS WIRE)--March 15, 2010--ANTs software inc. (OTCBB: ANTS), a leader in database migration solutions, today announced that Fletcher International, Ltd., an affiliate of Fletcher Asset Management, Inc., has agreed to purchase up to $10 million of ANTs common stock at various prices. Proceeds from the transaction will be used primarily to further fund ANTs’ development of innovative database migration solutions and to execute a go-to-market strategy.

The initial investment of $1.5 million at $1.00 per share is expected to close shortly. Future investments are subject to achievement of predetermined business milestones. Details of the agreement will be included on a Form 8-K to be filed with the Securities & Exchange Commission.

“We are very excited by Fletcher’s investment in ANTs and their involvement as a partner in our future growth,” said Joseph Kozak, Chairman and CEO of ANTs Software. “We have a number of very significant corporate milestones on the horizon and this investment agreement allows us to move towards meeting our goals.”

“We anticipate that our investment will help accelerate ANTs’ development of the new migration technology and we hope to find additional ways to support their growth,” said George Ladner, Fletcher International.

This press release shall not constitute an offer to sell or the solicitation of offers to buy securities. The securities and the shares of ANTs common stock issuable upon exercise of the securities have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About ANTs software inc.

The mission of ANTs Software is to help customers drive down IT operating costs by consolidating hardware and software infrastructure and eliminating cost inefficiencies. To this end, ANTs develops and sells the ANTs Compatibility Server (ACS), an innovative solution that accelerates database consolidation between database vendors, enabling application portability. In addition to ACS, ANTs offers a complete portfolio of services ranging from architecting or managing IT infrastructure, to full application performance tuning and administrative services. ANTs is a public company with headquarters in San Francisco, California. Our shares trade on the OTC Bulletin Board under the symbol: ANTS. For more information visit, www.ants.com.

About Fletcher Asset Management, Inc.

Founded in 1991, SEC-Registered Investment Advisor Fletcher Asset Management Inc., Fletcher International, Ltd. and other affiliates in the United States and Europe seek consistent investment returns from their supportive direct investments in responsible companies and in select private investment funds. More than 50 direct investments have strengthened promising companies helping to secure more than 50,000 jobs and develop and deliver important products and services. Additional information is available at www.fletcher.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: the investor may not purchase all securities subject to the agreement; potential delays in planned sales of ACS, problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the ANTs Compatibility Server, and potential problems in protecting the Company’s intellectual property. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
For ANTs software inc.
Todd Fromer, 212-896-1215
tfromer@kcsa.com
or
ANTs software inc.
Cesar Rojas, 650-931-0535
cesar.rojas@ants.com